EXHIBIT 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

PURCHASE AND SALE AGREEMENT

[****]

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of May, 2022 (the “Effective Date”) by and among [****] (“Seller”), CTO Realty growth, inc., a Maryland corporation (“Purchaser”), and FiRST AMERICAN title insurance company (“Escrow Agent”).

RECITALS:

A.[****]

B.Seller desires to sell and Purchaser desires to purchase Seller’s interest in the Property subject to all of the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser, and Escrow Agent agree as follows:

ARTICLE 1

DESCRIPTION OF PROPERTY

1.1Purchase and Sale of Property.  Seller hereby agrees to sell, assign, and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to those certain parcels of real property situated in Fulton County, Georgia, more particularly described in Exhibit A attached hereto (collectively, the “Land”), together with all buildings, structures, and other improvements now located on the Land (collectively, the “Improvements”), and all rights, privileges, appurtenances, hereditaments, easements, air rights, reversions, and remainders pertaining to or used in connection therewith, including any and all right, title, and interest of Seller in and to any easements, licenses, privileges, adjacent streets, roads, alleys, rights of way, gaps, strips or gores pertaining to the Land or any land lying in the bed of any street, road, highway, avenue or alley (opened or unopened, existing or proposed, now vacated or hereafter to be vacated) adjoining the Land; and all of Seller’s right, title and interest, if any, in and to the oil, gas and other hydrocarbon substances, geothermal resources and mineral rights, on, under, over, in, under or that may be produced from the Land, all of which are hereinafter collectively referred to as the “Premises”, together with the following:

(a)All furniture, fixtures, equipment, appliances, supplies, tools, machinery, and other types and items of personal property affixed thereto, located thereon, or used in connection with the operation of the Premises owned by Seller, including, but not limited to, the property described on Exhibit B attached hereto (the “Personal Property”), to the extent the same is not included in the Premises;

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(b)All of Seller’s right, title, and interest in and to all leases, tenancy agreements, or occupancy agreements in and for all or any portion of the Premises (collectively, the “Leases”), which Leases are more particularly described in the rent roll attached hereto as Exhibit C (the “Initial Rent Roll”), together with all lease guaranties (the “Guaranties”) and all letters of credit, unapplied security deposits, prepaid rents, or like fees (collectively, the “Tenant Deposits”);

(c)All of Seller’s right, title, and interest in and to all Assumed Service Contracts (as defined below);

(d)All of Seller’s right, title, and interest in all books and records concerning the Property, including, but not limited to, all architectural, engineering, mechanical, and electrical drawings, plans, specifications, feasibility studies, and reports, all surveys, all manuals, all construction records, all keys to all locks on the Premises, and an accounting for keys in the possession of others (collectively, the “Books and Records”);

(e)[****]

(f)All intangible personal property owned by Seller and used in connection with the Premises and the business operated thereon, including all assignable warranties, guaranties, and licenses, as well as the non-exclusive right to use the name [****] in connection with the Premises (collectively, the “Intangibles”); and

(g) [****]

ARTICLE 2

PURCHASE PRICE

2.1Purchase Price.  The total purchase price for the Property that Purchaser agrees to pay to Seller shall be Eighty Million Two Hundred Thousand and 00/100 Dollars ($80,200,000.00), subject to adjustments and prorations as provided in this Agreement (the “Purchase Price”).

2.2Payment of Purchase Price.  Purchaser shall pay to Seller through escrow at Closing the Purchase Price, subject to adjustments and credits as set forth in this Agreement in cash, by wire transfer of immediately available funds (U.S. Dollars).

ARTICLE 3

EARNEST MONEY

3.1Earnest Money.  [****]

ARTICLE 4

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INSPECTION PERIOD

4.1Inspection Period.  Purchaser shall have the right to enter upon, inspect, and investigate the Premises to determine whether or not the Premises is satisfactory to Purchaser in Purchaser’s sole discretion for a period of time commencing on the Effective Date and expiring at 5:00 p.m. Eastern Time on [****] (the “Inspection Period”).  Notwithstanding the expiration of the Inspection Period, Purchaser shall continue to have the right, subject to the terms herein, to enter upon the Premises to inspect and investigate the Property.

4.2Entry and Inspection.

(a)Seller shall make the Property available for inspection by Purchaser and Purchaser’s employees, representatives, consultants, agents, and contractors, during regular business hours and upon twenty-four (24) hours’ notice.  Purchaser may, at Purchaser’s sole risk and expense, undertake a complete physical inspection of the Property as Purchaser deems appropriate, including, but not limited to, soil tests, environmental audits, and property condition assessment reports; provided, however, that any such inspection does not cause any permanent damage to the Property.  In addition, Purchaser shall have the right to review, and Seller shall make available to Purchaser, the Due Diligence Materials (as defined below).  Purchaser’s right to inspect the Property shall include the right to conduct such investigations, tests, surveys, interviews, and other analyses as Purchaser determines is necessary, including, without limitation, entry into or upon every portion of the Premises including those portions leased to tenants under the Leases (each a “Tenant” and collectively, the “Tenants”), subject to the rights of Tenants under the Leases; provided, however, that Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Premises without first obtaining Seller’s written consent as to the timing and scope of work to be performed, which consent shall not be unreasonably withheld or delayed.  Purchaser shall deliver to Seller and will cause each of its agents and contractors that enter the Premises on its behalf to deliver to Seller, prior to any such entry, a certificate of commercial general liability insurance in an amount not less than $1,000,000.00 naming Seller and as additional insured.

(b)All such inspections, investigations, and examinations shall be undertaken at Purchaser’s sole cost and expense.  Purchaser will coordinate all on-site inspections with Seller so that Seller shall have the option of having one of Seller’s representatives present at any and all such on-site inspections.  After completing any such inspections, Purchaser shall restore and repair any damage caused by Purchaser’s inspections to substantially the same condition that existed immediately prior to such inspection, and Purchaser hereby agrees to indemnify and hold Seller harmless from any and all claims made or causes of action brought against Seller or the Property resulting from the activities of Purchaser or any of Purchaser’s agents or servants in conducting any of such  inspections on the Property.  Notwithstanding the foregoing, Purchaser’s indemnity shall not cover any loss, claim, or damage to the Property or to any person directly related (i) to any conditions or environmental issues which existed prior to Purchaser’s inspection or to the existence of any hazardous materials or substances which is discovered during Purchaser’s inspection, or (ii) resulting from Seller’s negligence.  The terms of this Section shall survive the Closing or the termination of this Agreement, as applicable.  Purchaser agrees not to unreasonably disrupt the business operations on the Premises or any of the Tenants during its inspections.

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(c)Within two (2) business days after the Effective Date, Seller shall deliver to Purchaser all reports, studies, projections, documents, records, or other materials relating to the ownership, use, operation, management, or maintenance of the Premises that are in Seller’s possession, including, without limitation, the items more specifically described in Exhibit E attached hereto and made a part hereof (collectively, the “Due Diligence Materials”).  Seller shall make available to Purchaser copies of such other non-confidential and non-proprietary documentation in Seller’s possession that Purchaser reasonably requests as necessary to complete its due diligence.  Seller shall cooperate with Purchaser in its due diligence review and investigation of the Property and shall direct its employees, agents, and management company to cooperate with Purchaser in such review and investigation.

(d)The Due Diligence Materials and any additional information requested by Purchaser are being furnished to Purchaser for information purposes only.  Purchaser acknowledges and agrees that it is accepting the Due Diligence Materials and other documents with the understanding that the information therein has been compiled by persons and entities other than Seller, and Seller has not verified and does not independently certify that the information contained therein is true, correct or complete in all respects.  With respect to any of the Due Diligence Materials prepared by third parties, Purchaser further acknowledges and agrees that it understands and has been informed by Seller that Seller has not and does not adopt or ratify the findings of the third-party consultants who prepared the such reports, does not represent that such reports are accurate in all respects, and does not warrant or represent that such reports can or should be relied upon by Purchaser in making its investment decisions concerning the Property.

(e)Purchaser acknowledges and agrees that Seller and certain of its affiliates may have the following confidential information concerning the Property:  state and federal income tax returns and filing information, internal evaluations and appraisals, loan files pertaining to mortgage financing obtained or considered for the Property by Seller or its agents, advisors, and contractors, personnel files related to present and past employees of Seller (if any) and its affiliates, and privileged attorney-client communications.  Purchaser hereby disclaims any interest in examining any such confidential information and agrees that such information does not constitute a part of the Due Diligence Materials and that the withholding of such information is not in violation of any duty or obligation owed to Purchaser under this Agreement or otherwise, regardless of the content thereof.

(f)If Purchaser does not elect to terminate this Agreement prior to the expiration of the Inspection Period, then:  (a) this Agreement will remain in full force and effect, and (b) AT THE CLOSING PURCHASER WILL BE DEEMED TO HAVE ACCEPTED THE PROPERTY ON AN “AS IS” BASIS, SUBJECT ONLY TO THE TERMS OF THIS AGREEMENT AND THE TERMS AND CONDITIONS SET FORTH IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING (“SELLER’S CLOSING DOCUMENTS”), and (b) Purchaser will be deemed and agreed to accept title to the Property at the Closing subject to the Permitted Exceptions.  In the event Purchaser does not elect to terminate this Agreement, then, except for the representations and warranties contained in this Agreement and in Seller’s Closing Documents, Seller’s only other obligation with respect to the physical condition of the Property will be to deliver possession thereof to Seller in substantially

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the same physical condition, normal wear and tear excepted, as existed as of the Effective Date. PURCHASER HAS AGREED TO ACCEPT POSSESSION OF THE PROPERTY AT CLOSING ON AN “AS IS” BASIS, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN SELLER’S CLOSING DOCUMENTS.  SELLER AND PURCHASER AGREE THAT THE PROPERTY WILL BE SOLD “AS IS” AND EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING DOCUMENTS, SUCH SALE WILL BE WITHOUT ANY OTHER REPRESENTATION OR WARRANTY BY SELLER OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY SUCH OTHER REPRESENTATION OR WARRANTY.

(g)As used in this Agreement, the term “AS IS” means, as and where the Property exists as of the Closing, including, without limitation, all faults, defects, claims, liens, and other conditions of every kind or description with respect to (a) physical and environmental condition of the Property, including defects seen and unseen and conditions natural and artificial, (b) the Permitted Exceptions, (c) the Service Contracts, (d) the Leases, (e) the [****] Documents, (f) the financial operation and condition of the Property, (g) compliance with all laws, ordinances, rules and regulations to which the Property is subject, (h) all claims, demands, actions or causes of action that relate in any way to the property or the ownership and operation thereof, whether known or unknown, and (i) all other matters related in any way to the ownership and operation of the Property, whether known or unknown.

(h)The terms of Section 4.2 shall survive the Closing or the termination of this Agreement, as applicable.

4.3Termination of Inspection Period.  If Purchaser for any or no reason determines that the Property is not satisfactory to Purchaser in its sole discretion, Purchaser shall have the right at any time during the Inspection Period (including any period of time extending the Inspection Period, if any, as may be permitted by this Agreement) to notify Seller and Escrow Agent that it has elected to terminate this Agreement.  Upon receipt of said notice, Escrow Agent shall immediately return the Earnest Money to Purchaser.

4.4Assumed Service Contracts.  Purchaser shall be required to assume each of the Service Contracts to the extent the same affects the Property (each an “Assumed Service Contract” and collectively, the “Assumed Service Contracts”), other than those that are terminable upon not more than thirty (30) days’ notice without penalty, and that Purchaser notifies Seller before the end of the Inspection Period that Purchaser elects to terminate at Closing.  From the Effective Date until the Closing, Seller agrees not to enter into any new Service Contracts which would survive Closing without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE 5

TITLE AND SURVEY

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5.1Title.  Within five (5) days after the Effective Date, Purchaser shall order a title commitment (the “Commitment”), together with copies of all title documents listed as exceptions, from Escrow Agent or any nationally recognized title insurance company (such title company is hereinafter referred to as the “Title Company”) agreeing to issue to Purchaser an owner’s policy of title insurance in the total amount of the Purchase Price insuring leasehold marketable title to the Property, subject only to the Permitted Exceptions (as defined below).  Purchaser shall have twenty (20) days after the last to be received of the Commitment and the Survey (as hereinafter defined), but no later than five (5) business days before the end of the Inspection Period, within which to notify Seller in writing (the “Title Objection Notice”) of any defects or objections to the title appearing in the Commitment or the Survey (each, a “Title Defect” and collectively, the “Title Defects”).  Purchaser’s failure to timely deliver the Title Objection Notice shall be deemed Purchaser’s approval of the Commitment and the Survey.  Within five (5) business days following receipt of Purchaser's Title Objection Notice, Seller shall deliver written notice to Purchaser and Title Company identifying those Title Defects, if any, identified in Purchaser's Title Notice that Seller shall undertake to cure or not cure (“Seller’s Response”). If Seller does not deliver a Seller’s Response within said five (5) business days, Seller shall be deemed to have elected not to cure any Title Defects set forth in Purchaser’s Title Objection Notice. If Seller timely elects (or is deemed to have elected) not to remove or otherwise cure a Title Defect in Purchaser’s Title Objection Notice, then Purchaser shall have until the date which is three (3) business days after receipt of Seller’s Response to notify Seller and Title Company in writing of Purchaser’s election to either: (i) waive all such Title Defects (other than those Title Defects that Seller agreed to cure in Seller’s Response), in which event such Title Defects shall be deemed to be Permitted Exceptions (as defined herein); or (ii) terminate this Agreement and the escrow established hereunder, in which event Escrow Agent shall return the Earnest Money to Purchaser, upon such refund being made this Agreement shall terminate, and the parties shall have no further liability hereunder except with respect to those obligations hereunder which expressly survive the termination of this Agreement. Notwithstanding the foregoing, Seller shall be required, at or prior to Closing, to pay or cause the removal from title of all monetary liens created by Seller, delinquent real property taxes, and mechanics’ and materialmen’s liens arising from work by or at the behest of Seller encumbering the Premises (“Mandatory Removal Liens”), but excluding the [****] Documents.

5.2Permitted Exceptions.  It is understood and agreed that the Property is being sold by Seller to Purchaser free and clear of all liens, claims, and encumbrances except for the Permitted Exceptions, and it is further understood and agreed that the conveyance by Assignment of Lease to be delivered by Seller at Closing shall be subject only to the following (“Permitted Exceptions”):

(a)All matters shown on Schedule B-II of the Commitment which are not Title Defects that Seller has agreed to cure or Mandatory Removal Liens;

(b)Rights of Tenants, as tenants only (with no rights of first refusal or purchase options) pursuant to the Leases;

(c)Real estate taxes and assessments for the year of Closing and subsequent years which are not yet due and payable (subject to proration as set forth herein);

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(d)Those specific matters disclosed by or depicted on the Survey, which are not a Title Defect that Seller has agreed to cure, or if no Survey is obtained, those matters that would be shown by a current accurate survey of the Property; and

(e)The [****] Documents.

5.3Later Title Exceptions.  In the event that any supplemental or updated Commitment discloses any additional exceptions to title (each, a “Later Exception”), Purchaser shall have the right to undertake the process as provided in Section 5.1 above (regarding Purchaser’s Title Objection Notice and Seller’s Response) and the Closing Date shall be extended if and to the extent reasonably necessary to accommodate the time periods associated with such process for such Later Exception; provided, however, Purchaser’s deadline to provide a Purchaser’s Title Objection Notice with respect to any Later Exception(s) shall be five (5) business days after Purchaser’s receipt of such supplemental or updated Commitment; provided further, however, if Seller elects, or is deemed to have elected, not to remove or to cure a disapproved Later Exception(s), then Purchaser shall (without waiving its rights to the extent the Later Exception is the result of a Seller default) have the right exercisable in Purchaser’s sole and absolute discretion on or before three (3) business days after Seller’s election or deemed election to either (i) waive its objections to such disapproved Later Exception(s), and proceed to take title to the Premises subject to such Later Exception(s) (in which event such Later Exception(s) shall be deemed Permitted Exceptions), or (ii) terminate this Agreement and the escrow by giving written notice of such termination to Seller, in which case the Earnest Money shall be refunded to Purchaser (even if the Inspection Period has expired).  Purchaser’s failure to timely provide Seller with written notice of waiver within said three (3) business day period shall constitute Purchaser’s election to waive its objections to such disapproved Later Exception(s), and proceed to take title to the Premises subject to such Later Exception(s).

5.4Survey.  Not later than the end of the Inspection Period, Purchaser, at its sole cost and expense, may obtain a current ALTA survey of the Premises prepared by a registered land surveyor duly licensed in the State of Georgia (the “Survey”).

5.5[****]

ARTICLE 6

REPRESENTATIONS, WARRANTIES, AND COVENANTS BY SELLER

6.1Representation and Warranties by Seller.  Seller hereby represents and warrants to Purchaser, which representations and warranties shall be true and shall be deemed to be restated at the Closing:

(a)Authority.  Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia.  The individual executing this Agreement has full and lawful authority to bind and obligate Seller to perform its obligations as herein provided and upon execution hereof by Purchaser, this Agreement shall be the binding and legal obligation of Seller and is enforceable against Seller under the laws of the State of Georgia, except as such enforceability may be limited by bankruptcy, insolvency, reorganization,

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moratorium, or other law affecting creditors’ rights generally or general principals of equity.  The execution, delivery, and performance by Seller of this Agreement is within the authority of Seller.

(b)Reserved.

(c)Absence of Claims.  Except as set forth on Schedule 6.2(c) attached hereto, Seller has no notice of any judgments outstanding against Seller or, to Seller’s knowledge, petitions, condemnations, suits, claims, causes of action, or moratoria or any other proceedings pending or threatened against Seller or the Property (or any portion thereof) before any court or other governmental, administrative, regulatory, adjudicatory, or arbitrational body of any kind.

(d)No Condemnation Pending or Threatened.  There is no pending or, to Seller’s knowledge, threatened condemnation or similar proceeding affecting the Property or any portion thereof.

(e)Compliance With Laws; Compliance With Agreements.  Seller has not received written notice from any governmental authority of any uncured violations of any laws, ordinances, regulations, rules, and restrictions pertaining to or affecting the Property (or any portion thereof).  Subject to Purchaser obtaining any required approvals under the [****] Documents, performance of this Agreement will not result in any breach of or constitute any default under any agreement or other instrument to which Seller is a party or to which Seller or the Property is bound that would affect Purchaser or the Property after Closing.

(f)Leases.  Seller represents that there are no rights or claims to occupy any portion of the Property other than the Permitted Exceptions and the Leases set forth in the Initial Rent Roll.  Except as set forth on Schedule 6.2(f), Seller has not given or received notice of any uncured default under the Leases and, to Seller’s knowledge, no circumstance exists that, with the giving of notice or passage of time, would constitute a default thereunder. The Initial Rent Roll is true and correct in all material respect.  There are no discounts, rebates, Tenant improvement allowances, free rent, rental concessions, leasing commissions, credits or other items payable in connection with any Lease except as reflected on the Initial Rent Roll, Schedule 6.2(f), or in other materials delivered by Seller to Purchaser before the Effective Date.  Seller shall update, certify as true and correct and deliver a current Rent Roll at Closing (the “Closing Rent Roll”), which shall in any event be as current as feasible, but shall be dated not earlier than three (3) business days prior to the Closing Date.

(g)[****]

(h)Third Party Rights.  Other than as set forth in Schedule 6.2(h), there are no rights of first refusal, rights of first offer, options to purchase, or contracts to purchase, oral or written, in existence pertaining to the Property or any portion thereof.

(i)Contracts.  Seller shall provide to Purchaser, as part of the Due Diligence Materials, true, correct, and complete copies of all contracts or agreements to which Seller is a party or would otherwise be binding on Purchaser or the Property related to the operation, management, or maintenance of the Property, including those contracts or agreements more

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particularly described in Exhibit D attached hereto (the “Service Contracts”).  All of the Service Contracts are in full force and effect and no material default exists with respect to any Service Contract and, to Seller’s knowledge, there is no existing event which, with the passage of time or giving of notice, or both, could become a material default under any Service Contract, and there are no disputes, claims, or rights of set-off under the Service Contracts.

(j)Hazardous Waste.  [****]

(k)Special Assessments.  Seller has received no written notice of, and has no knowledge of, any special assessments for public improvements related to the Property, whether pending or threatened, including, without limitation, those for construction of sewer and water lines or mains, street lights, streets, sidewalks, or curbs on the Property or off the Property.  If Seller receives written notice of any such assessment during the term of this Agreement, Seller will promptly notify Purchaser of same.

(l)Notice of Violations.  Seller has not received any notices by any insurance company which has issued a policy with respect to any portion of the Property, by any board of fire underwriters, or from any governmental authority, of zoning, building, fire or health code violations in respect to the Property that remain uncured.

(m)Foreign Person.  Seller is not a “foreign person” or “disregarded entity” within the meaning of the Internal Revenue Code of 1986, as amended.

(n)Tax Proceedings.  There are no tax reduction proceedings pending with respect to the Property, except as set forth in the [****] Documents.

(o)Construction Defects.  In the twenty-four (24) months preceding the Effective Date, except as set forth on Schedule 6.2(n), Seller has not commenced or threatened any construction or construction defect litigation against any contractor, engineer, or architect with respect to the Property with respect to any matter exceeding $50,000 of value individually.

(p)ERISA.  The Property is not a “plan asset” as defined in the Employee Retirement Income Security Act of 1974, as amended, or the regulations issued thereunder (“ERISA”) and sale of the Property by Seller is not a “prohibited transaction” under ERISA.

(q)Taxes.  Seller has paid all personal property taxes due on the Personal Property, if any, and all sales tax due on the Leases, if any, for all periods through the Effective Date and will pay all such taxes through Closing.

(r)Bankruptcy; Insolvency.  No bankruptcy, insolvency, rearrangement, or similar action involving Seller or, to Seller’s knowledge, any Tenant, whether voluntary or involuntary, is pending, and Seller has never:

(i)	filed a voluntary petition in bankruptcy;

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(ii)	been adjudicated bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution, or similar relief under any Federal bankruptcy act or any other laws;

(iii)	sought or acquiesced in the appointment or any trustee, receiver, or liquidator of all or any substantial part of its properties, the Land and Improvements, Personal Property, or any portion thereof; or

(iv)	made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

(s)Patriot Act.  Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

Neither Seller nor any of its members:

(i)

is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)	is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)

is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

The terms “Governmental Authority” and “Governmental Authorities” mean the United States of America, the State, the county, and city where the Land is located, and any other political subdivision in which the Land is located or that exercises jurisdiction over the Land and Improvements, and any agency, department, commission, board, bureau, property owners association, utility district, flood control district, improvement district, or similar district, or other instrumentality of any of them.

So long as this Agreement remains in full force and effect, Seller agrees that Seller shall notify Purchaser promptly if Seller obtains knowledge of any transaction or occurrence prior to the Closing which would make any of the representations or warranties of Seller contained in this Agreement materially untrue, inaccurate or incomplete. In the event that prior to Closing, Seller

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notifies Purchaser that any of its representations or warranties are not or will not be true in any material respect as of Closing, then Purchaser, may terminate this Agreement and the Earnest Money shall be delivered to Purchaser and the parties shall have no other obligations to each other except for those obligations that expressly survive the termination of this Agreement.  If any such representation or warranty will not be true in any material respect due to an act or omission of Seller in breach of this Agreement, Purchaser shall have the remedies available under Section 11.1.

6.2Seller’s Covenants Pending Closing.  Following the execution of this Agreement and at all times prior to the Closing:

(a)Seller shall carry on its business and maintain the Property essentially in the same manner as heretofore conducted and shall refrain from disposing of any of the Property (other than damaged or obsolete Personal Property that is replaced with Personal Property of similar quality) or otherwise entering into any transaction inconsistent with the transactions contemplated by this Agreement, including by enforcing the Leases and Service Contracts.  Seller shall not make any exterior or structural alterations or additions to the Premises except to any common areas benefiting the Property or as required for maintenance and repair or as required by any Lease.

(b)Seller shall not transfer, sell, assign, or otherwise dispose of or pledge, mortgage, hypothecate, or otherwise encumber (or permit the encumbrance) or lease (including any extensions or modifications to any Lease) or sublease all or any portion of the Property or any interest therein without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed, subject to Section 6.2(f).

(c)Seller shall not take any action which would cause any of the representations and warranties herein contained to be inaccurate or untrue in any material respect, and Seller agrees to keep Purchaser informed of the occurrence of any event which comes to its attention which may cause such representations and warranties to be materially inaccurate or untrue.

(d)Seller will not change or attempt to change, directly or indirectly, the current zoning of the Premises or cancel, amend, or modify, in a manner materially adverse to the Property, any Permit held by Seller with respect to the Property or any part thereof which would be binding upon Purchaser after Closing.

(e)Unless maintained by the Tenants for the benefit of Seller, Seller shall maintain casualty and liability insurance with respect to the Property and all such policies shall be kept in full force and effect until the Closing.

(f)Seller will not cancel, amend, or modify any Leases without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.  After the Effective Date, Seller may not enter into any new lease or contract without Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed; provided. If Seller shall request Purchaser’s approval of any of the foregoing matters, Purchaser shall have five (5) business days from its receipt of such request to give Seller notice of its approval or disapproval of such matter.  If Purchaser does not give such notice, such matter shall be deemed

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not approved by Purchaser.  Seller shall provide Purchaser with true and correct copies of the draft leases and any subsequent proposed revisions thereto for any proposed tenant.  Seller shall keep Purchaser informed of the status of all proposed lease terms and promptly provide Purchaser with any material changes to the proposed lease terms.

(g)In the event that there shall be any notices of violations of laws, ordinances, orders, protective covenants, development orders, development standards, requirements or regulations issued subsequent to the date hereof, but prior to the Closing, by any person or entity or any federal, state, county, municipal, or other governmental or quasi-governmental department, agency, or authority relating to the Property, Seller will provide written notice thereof to Purchaser.  If Seller is served with process or receives notice that litigation or legal proceeding may be commenced against Seller or with respect to the Property, Seller shall promptly notify Purchaser of such matters.

(h)Within thirty (30) days following the Effective Date, Seller shall request estoppel certificates from all Tenants of the Premises in form and content reasonably required by Purchaser or as otherwise set forth below (the “Estoppel Certificates”); provided, however, it shall only be a closing condition that Seller, in the aggregate, obtain Estoppel Certificates from (i) 100% of the Major Tenants (as defined herein) and (ii) Tenants representing at least seventy percent (70%) of the aggregate underwritten rents under the Leases as set forth on the Initial Rent Roll (collectively, the Estoppel Certificates under subclause (i) and (ii) are hereinafter referred to as the “Required Estoppel Certificates”).  As used herein, “Major Tenants” shall mean Tenant with a leasable square footage equal to or greater than 4,000 square feet.  Each of the Required Estoppel Certificates shall (a) be executed by the Tenant on the required form without modification, except such modifications that are acceptable to Purchaser in its reasonable determination, (b) be dated no more than thirty (30) days before Closing, (c) confirm the material economic terms of the Lease as described on the attached Initial Rent Roll and in the Leases, (d) state no claim of offset by the Tenant, and (e) not claim any breach or default by Seller under the Lease and not claim any circumstance which would with the giving of notice or passing of time be a breach or default by Seller under any Lease within the aforesaid time period; provided, however, if a form of Estoppel Certificate is attached to or otherwise prescribed in an applicable Lease, then such form shall be deemed to be acceptable to Purchaser so long as such Estoppel Certificate contains no material adverse information or information inconsistent with the applicable Lease, the Initial Rent Roll or the representations of Seller set forth in this Agreement.  Seller shall deliver to Purchaser copies of all Estoppel Certificates (or comments thereto) received by Seller within three (3) business days of receipt (or at Closing, if sooner).  In the event any Tenant delivers an Estoppel Certificate that is materially inconsistent with the matters set forth in subclauses (a) through (e) (each a “Defective Estoppel”), and Seller is unable to obtain a conforming Estoppel Certificate from such Tenant before the Closing to replace the Defective Estoppel, Purchaser shall have the right to terminate this Agreement and receive a return of its Deposit, in which event this Agreement shall terminate and the parties shall have no further rights or obligations hereunder except as may expressly survive such termination.

(i)[****]

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6.3Survival.  The representations and warranties of Seller set forth in Section 6.1 shall survive Closing for a period of nine (9) months (the “Survival Period”). No claim for a breach of any representation or warranty of Seller will be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than  [****] in which event the full amount of such valid claims will be actionable, up to but not exceeding the amount of the Liability Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach will have been given by Purchaser to Seller prior to the expiration of the Survival Period and an action will have been commenced by Purchaser against Seller within thirty (30) days following the expiration of the Survival Period.  As used herein, the term “Liability Cap” will mean the total aggregate amount of [****]

ARTICLE 7

REPRESENTATIONS AND WARRANTIES BY PURCHASER

7.1Representations and Warranties by Purchaser.  Purchaser hereby represents and warrants to Seller, which representations and warranties shall be true and shall be deemed to be restated at the Closing:

(a)Organization.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and is, or will be at the Closing, qualified to do business in the State of Georgia.  The individual executing this Agreement has full and lawful authority to bind and obligate Purchaser to perform its obligations as herein provided.  The execution, delivery, and performance by Purchaser of this Agreement is within the authority of Purchaser.

(b)Corporate Existence.  Purchaser will keep in full force and effect its existence and all licenses and franchises necessary for the conduct of its business.

(c)Enforceability of Agreement.  Upon execution and delivery by Purchaser, this Agreement will be a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other law affecting creditors’ rights generally or general principals of equity.

(d)Patriot Act.  Seller is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof.   Purchaser:

(i)is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders;

(ii)is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

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(iii)is not owned or controlled by, and does not act for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(e)[****]

7.2Survival.  The representations and warranties of Purchaser set forth this Article 7 will survive Closing for the Survival Period.  No claim for a breach of any representation or warranty of Purchaser will be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Seller prior to Closing, and (b) unless written notice containing a description of the specific nature of such breach will have been given by Seller to Purchaser prior to the expiration of the Survival Period and an action will have been commenced by Seller against Purchaser within thirty (30) days following the expiration of the Survival Period.

ARTICLE 8

CLOSING

8.1Closing.  The Closing shall be held in the office of Title Company by “mail-away” closing on or before fifteen (15) days after the expiration of the Inspection Period (the “Closing Date”), unless the parties mutually agree upon another place and date.  Purchaser shall have the right to close this transaction earlier upon ten (10) business days’ prior written notice to Seller.

8.2Conditions to Closing.

(a)Conditions to Purchaser’s Obligations.  The obligation of Purchaser hereunder to consummate the Closing is subject to the satisfaction, as of the Closing, of each of the conditions set forth below.  In the event one or more of the below conditions to Closing are not satisfied by Closing, Purchaser may (i) waive, in writing, in whole or in part, any of the conditions set forth below, (ii) extend the Closing by not more than thirty (30) days until satisfactory completion of such condition, or (iii) terminate this Agreement, without waiving any other remedies it may have hereunder, and receive a return of its Deposit.

(i)	Seller’s Compliance. Seller’s representations and warranties contained in this Agreement shall be true and correct as of the Closing Date in all material respects, and Seller shall have performed, observed, and complied in all material respects with all of the covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with by Seller prior to or as of the Closing.

(ii)	[****]

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(iii)	Change in the Property. The Property shall be in substantially the same condition on the Closing Date as of the Effective Date, other than ordinary wear and tear, casualty, condemnation, Tenant improvements contemplated by the Leases, and Seller improvements to common areas benefiting the Property.

(iv)	Estoppel Certificates. All Required Estoppel Certificates shall have been obtained and delivered to Purchaser in such form as required herein and approved by Purchaser in accordance with Section 6.2(h).

(v)	Mandatory Removal Liens. Seller shall have cured any Mandatory Removal Liens, or the same shall be cured at the Closing.

(vi)	Marked Title Commitment. Purchaser shall have received a “marked” title Commitment in the amount of the Purchase Price, insuring leasehold title to the Property, subject only to the Permitted Exceptions.

(vii)	No Bankruptcy Proceedings. No bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, shall be pending or threatened against Seller.

(b)Conditions to Seller’s Obligations.  The obligation of Seller hereunder to consummate the Closing is subject to the satisfaction, as of the Closing, of each of the conditions set forth below.  In the event one or more of the below conditions to Closing are not satisfied by Closing, Seller may (i) waive, in writing, in whole or in part, any of the conditions set forth below, (ii) extend the Closing by not more than thirty (30) days until satisfactory completion of such condition, or (iii) terminate this Agreement, without waiving any other remedies it may have hereunder, and Purchaser shall receive a return of its Deposit; provided, however, if any such failure of a condition is a result of a default by Purchaser, Seller shall have the rights available under Section 11.1.

(i)	Purchaser’s Compliance. Purchaser’s representations and warranties contained in this Agreement shall be true and correct as of the Closing Date in all material respects, and Purchaser shall have performed, observed, and complied in all material respects with all of the covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with by Purchaser prior to or as of the Closing.

(ii)	No Bankruptcy Proceedings. No bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, shall be pending or threatened against Purchaser.

(iii)	[****]

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8.3Seller’s Closing Deliveries.  At Closing, Seller shall deliver or cause to be delivered to Purchaser the following documents, all of which shall be in form reasonably acceptable to Purchaser and Seller:

(a)Memorandum of Assignment of Lease executed by Seller in form attached hereto as Exhibit F subject to any modifications required by the Development Authority of Fulton County or First Commercial Bank, a division of Synovus Bank, as trustee, evidencing Seller’s conveyance of its interest in the Premises to Purchaser free and clear of all encumbrances other than the Permitted Exceptions (the “Assignment of Lease”);

(b)Bill of Sale in the form attached hereto as Exhibit G conveying the Personal Property to Purchaser (the “Bill of Sale”);

(c)General Assignment in the form attached hereto as Exhibit H conveying the Books and Records, the Permits, and the Intangibles to Purchaser (the “General Assignment”);

(d)Assignment and Assumption of Service Contracts in the form attached hereto as Exhibit I (the “Assignment and Assumption of Service Contracts”);

(e)Assignment and Assumption of Leases in the form attached hereto as Exhibit J (the “Assignment and Assumption of Leases”);

(f)[****]

(g)Closing Rent Roll certified by Seller to be true and correct containing such information as is customarily included in closing rent rolls, including, but not limited to, the information required in the Initial Rent Roll as described in Section 6.1(f);

(h)Certificate of good standing of Seller from the Secretary of State of Seller’s state of formation and the state in which the Property is located;

(i)Consent Resolution of Seller authorizing the transaction contemplated by this Agreement and indicating that Seller is duly authorized to execute all closing documents, in form and substance approved by the Title Company, together with any other evidence of authority reasonably required by the Title Company;

(j)[****]

(k)[****]

(l)Memorandum of Understanding regarding valuation of Seller’s leasehold interest (to be executed by Seller, the Development Authority of Fulton County, and the Fulton County Board of Tax Assessors) to the extent required as part of the [****] Approvals;

(m)[****]

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(n)Owner’s affidavit from Seller sufficient to delete the standard title exceptions for the “gap,” unrecorded matters, parties in possession (other than the Tenants under the Leases), and mechanics liens;

(o)A Certificate of Non-Foreign Status as to Seller, in compliance with the federal Foreign Investment in Real Property Tax Act;

(p)Original or copies if Seller does not have originals of each Assumed Service Contract and each Lease;

(q)Letters to Tenants under the Leases informing the Tenants of Purchaser’s acquisition of the Property;

(r)Such additional documents and instruments as the Title Company may reasonably require to transfer and insure the title to the Property; and

(s)Such other documents or instruments as Purchaser or Development Authority of Fulton County may reasonably request in order to effectuate the transactions contemplated herein.

8.4Purchaser’s Closing Deliveries.  At Closing, Purchaser shall deliver to Seller the following:

(a)The Purchase Price, as adjusted pursuant to closing adjustments and prorations provided for in this Agreement;

(b)Counterpart to the Assignment of Lease;

(c)Counterpart to the Assignment and Assumption of the Service Contracts;

(d)Counterpart to the Assignment and Assumption of Leases;

(e)Counterpart to the Assignment and Assumption of [****] Documents;

(f)Such additional documents and instruments as the Title Company may reasonably require to transfer and insure the title to the Property; and

(g)Such other documents or instruments as Seller may reasonably request in order to effectuate the transactions contemplated herein.

Notwithstanding anything to the contrary set forth herein, the parties shall continue cooperate to execute or procure any additional documents necessary to effectuate the transfers contemplated in this Agreement and to establish the rights of Purchaser post-Closing.

ARTICLE 9

CLOSING COSTS, ADJUSTMENTS, AND PRORATIONS

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9.1Closing Costs.  [****]

9.2Real Property and Personal Property Taxes.  [****]

9.3Utilities Prorations.  Unless paid by Tenants under the Leases, the final meter readings on all gas, water, sewer, electric, and all other utility services shall be made as of 11:59 p.m. on the date preceding the Closing Date or as soon thereafter as possible.  For the convenience of the parties, Seller and Purchaser may agree to an estimated meter reading as of the Closing Date based upon a prior reading at any time after the expiration of the Inspection Period or agree upon a proration based upon the previous month’s applicable utility bill.  Seller shall be responsible for all charges for consumption of utilities and any waste and garbage charges prior to the Closing Date, and Purchaser shall be responsible for all utility charges and any waste and garbage charges from and after the Closing Date.  All deposits for utility services shall remain the sole property of Seller, and Purchaser shall prior to Closing make new security deposit arrangements with the utility companies providing service to the Property.

9.4Rental Payments; Tenant Deposits; Rental Concessions.  All minimum rents, percentage rents, operating expense charges, security charges, tax and insurance escalation charges, pass-through common area maintenance charges, and all other fees and charges due under the Leases and all other items of income with respect to the Property, whether or not any of the foregoing are due, have been billed, or have been collected as of the Closing, shall be prorated between Purchaser and Seller as of 11:59 p.m. on the date preceding the Closing Date.  If any of said rents, charges, fees, or incomes have not been collected or are past due at the time of Closing for a period not in excess of one (1) month, Purchaser agrees to use commercially reasonable efforts consistent with Purchaser’s business practices to collect the same and agrees that the first monies received by Purchaser with respect to each account shall be received first on account of or in payment of the rent due for the month in which such sum was collected, then to any other amounts due Purchaser, then to any amounts due Seller.  In addition, any deferred rents attributable to the period before Closing shall belong to Seller even if received after Closing, and Purchaser shall use commercially reasonable efforts consistent with Purchaser’s business practices to collect the same (except that Purchaser has no obligation to refer to a collection agency, or to commence litigation against, any tenant with respect to any deferred rent, and shall pay to Seller in accordance with the previous sentence only such deferred rent actually received by Purchaser (Seller acknowledging that Purchaser has no other obligations to Seller with respect to any such deferred rent).  All Tenant Deposits paid by Tenants under the Leases, together with any interest thereon, shall be applied as a credit against the Purchase Price at Closing.  Percentage rents, if any, due under any Leases for any lease year in which the Closing occurs shall be apportioned between Seller and Purchaser on a Lease by Lease basis, with Seller entitled to the portion of total percentage rent paid under each Lease for the Lease year in which the Closing occurs equal to the total amount of such percentage rent multiplied by a fraction, the numerator of which shall be the number of days in such Lease year which elapsed prior to the Closing Date, and the denominator of which shall be 365.  Subject to the remainder of this subsection, Seller shall retain all percentage rent payments received by it prior to the Closing, and Purchaser shall retain all percentage rent payments received by it from and after the Closing.  Within thirty (30) days after final computation and adjustment of percentage rents for calendar year 2022 (or, if applicable, for the lease year in

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which the Closing occurs) under any Lease, the parties shall prorate or reprorate the percentage rent under such Lease and any appropriate adjustments between the parties will be made at that time.  At Closing, each of the following shall be a credit to Purchaser at Closing: (x) leasing commissions, (y) subject to the final sentence of this Section 9.4, rent amounts (base rent, additional rent and other pass-through rent) covering the period from Closing Date, until the later of (i) the rent commencement date (“RCD”) or (ii) the end of any contractual free rent, reduced rent or abated rent period (collectively, the “Abated Rent Period”) under the respective Leases, in the amounts that would have been paid by such Tenant had the RCD or end of Abated Rent Period occurred at or prior to Closing (the parties acknowledging that the credits determined as of the Closing with respect to this clause (y) shall be final and not subject to revision after the Closing), and (z) tenant improvement costs or allowances payable by the landlord with respect to all Leases or modification of Leases entered into by Seller prior to Closing and not paid in full prior to Closing.  During the Inspection Period, the parties shall cooperate with each other to calculate and approve the final amount of the foregoing credits to Purchaser.  Notwithstanding the foregoing, Seller shall not owe Purchaser any credit at Closing for suite 420, which is vacant as of the Effective Date, regardless of whether such space remains vacant at the Closing or is subject to a new Lease entered into in accordance with Section 6.2(f).

9.5Assessments, Liens, and Other Expenses.  Unless paid by Tenants under the Leases, all assessments, liens, or other expenses that relate to or are associated with the Property shall be prorated as such assessments, liens, or other expenses are customarily prorated in similar transactions in the County in which the Property is located.

9.6All Expenses.  All income, costs, and expenses under the [****] Documents shall accrue to, and be the responsibility of, Seller before the Closing Date, and Purchaser on and after the Closing Date. All remaining bills and expenses of every nature relating to the Property, including those for labor, materials, services, and capital improvements incurred by Seller for the period ending on the day immediately preceding the Closing shall be paid by Seller, except for any such expenses incurred by or at the direction of Purchaser in connection with Purchaser’s inspection of the Property, all of which expenses incurred by Purchaser at the direction of Purchaser shall be paid by Purchaser.  All such costs arising or incurred on or after the Closing Date shall be paid by Purchaser.

9.7Post Closing Reconciliation. Seller shall provide to Purchaser on or before March 31 of the year following the year of Closing a final reconciliation of all common area expenses, operating expenses, real estate taxes and assessments, insurance charges and other pass-through expenses or reimbursable expenses for the Premises (collectively, the “Reimbursables”) that accrued during Seller’s period of ownership of the Premises, including an analysis of any Reimbursables due by each Tenant to Seller.  In the event there are Reimbursables due from Seller to Tenants, Seller shall remit such payments to Purchaser simultaneously with the final reconciliation, and the Purchaser shall forward such payments to the respective Tenants.   Any of the foregoing sums due Seller shall be remitted to Seller upon Purchaser’s receipt of same.

9.8Survival.  All of the provisions of Article 9 shall survive Closing.

ARTICLE 10

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CASUALTY AND CONDEMNATION

10.1Casualty.  Seller assumes all risk and liability, damage to, or injury occurring to the Premises and/or Personal Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If the Premises or Personal Property, or any part thereof, suffers any damages prior to the Closing from fire or other casualty, Purchaser shall consummate the Closing, in which event the proceeds of any insurance covering such damage shall be assigned to Purchaser at Closing, and Seller shall pay, or credit Purchaser at Closing, any deductible on such insurance policies; provided, however, if the loss or damage to the Property or any portion thereof is such that (i) the cost of repairing or restoring the portion of the Property would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than to five percent (5%) of the Purchase Price, or (ii) any Tenant has the right to abate rent under its Lease or terminate its Lease, Purchaser shall have the right to terminate this Agreement and the Earnest Money shall be returned to Purchaser, in which event the parties shall have no further rights and liabilities hereunder except with respect to those matters specifically surviving termination or Closing.

10.2Condemnation.  If, prior to Closing, action is initiated or threatened to take any part of the Property by eminent domain proceedings or by deed in lieu under threat thereof, Purchaser shall consummate the Closing, in which latter event any award received or to be received by Seller from the condemning authority shall be assigned to Purchaser at the Closing; provided, however, if the loss or damage to the Property or any portion thereof is such that (i) the cost of repairing or restoring the portion of the Property would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than to five percent (5%) of the Purchase Price, or (ii) any Tenant has the right to abate rent under its Lease or terminate its Lease, Purchaser shall have the right to terminate this Agreement and the Earnest Money shall be returned to Purchaser, in which event the parties shall have no further rights and liabilities hereunder except with respect to those matters specifically surviving termination or Closing.

ARTICLE 11

DEFAULT

11.1Breach by Seller.  [****]

11.2Breach by Purchaser.  [****]

ARTICLE 12

MISCELLANEOUS

12.1Notices.  Any notice, request, or other communication required or permitted to be given under this Agreement shall be in writing, addressed to each party at its address as set forth below, and shall be delivered by (i) hand delivery, (ii) commercial courier service (such as Federal Express), (iii) email transmission, or (iv) mailed by United States registered or certified mail, return receipt requested, postage prepaid.  Any such notice shall be considered given on the date of such hand or courier delivery or upon transmission by email.  By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing

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address hereunder.  Any notice by any party may be given by such party’s legal counsel.  The parties respective notice addresses are as follows:

As to Seller:

[****]

With a copy to:

[****]

With a copy to:

[****]

As to Purchaser:

CTO Realty Growth, Inc.

1530 Cornerstone Blvd, Suite 100

Daytona Beach, FL 32117

Attention: Steven R. Greathouse

Telephone No.:  (386) 944-5642

Email Address: sgreathouse@ctlc.com

And a copy to:

[****]

As to Escrow Agent:

[****]

(a)Escrow Agent shall not be entitled to any fees or compensation for its services hereunder.  Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement, Escrow Agent is acting in the capacity as a depository only and shall not be liable or responsible to anyone for any damages, losses, or expenses unless same shall have been caused by the gross negligence or willful misconduct of Escrow Agent.

(b)In the event of any disagreement between Purchaser and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make

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no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by written agreement between Seller and Purchaser, and Escrow Agent shall have a period not exceeding three (3) business days after receipt by Escrow Agent of any notice or request to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement.  Further, Escrow Agent shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties has arisen, whereupon Escrow Agent’s obligations hereunder shall terminate.

(c)Seller and Purchaser jointly and severally agree to indemnify and hold harmless Escrow Agent from any and all costs, damages, and expenses, including reasonable attorneys’ fees, that Escrow Agent may incur in its compliance of and in good faith with the terms of this Agreement; provided, however, that this indemnity shall not extend to any acts of gross negligence or willful misconduct on the part of the Escrow Agent.

(d)Notwithstanding anything to the contrary contained in this Agreement, prior to the expiration of the Inspection Period, the escrow established hereunder shall be a “sole order” escrow for the benefit of Purchaser (meaning that Escrow Agent shall act solely in accordance with the instructions of Purchaser until the expiration of the Inspection Period in respect of the Earnest Money).  Without limiting the generality of the foregoing, in the event that on or prior to the expiration of the Inspection Period, Purchaser delivers notice to Escrow Agent stating that Purchaser has elected to terminate this Agreement, then Escrow Agent shall refund to Purchaser the Earnest Money without any requirement that Escrow Agent first notify or obtain any approval or consent of Seller (and Escrow Agent agrees that it shall not be permitted to, and shall not, follow any conflicting instructions given by Seller or any third party with regard thereto).  Seller agrees in such instance not to deliver any conflicting instructions to Escrow Agent for any reason and hereby instructs Escrow Agent to act in respect of the Earnest Money solely in accordance with Purchaser’s instructions on or prior to the expiration of the Inspection Period.  For the avoidance of doubt, if Purchaser makes a demand of Escrow Agent to return the Earnest Money pursuant to this Section, then Purchaser shall be deemed to have terminated this Agreement.

(e)Seller acknowledges that Escrow Agent also represents Purchaser and in the event of any dispute between Seller and Purchaser, Seller acknowledges and agrees that Escrow Agent may represent Purchaser with respect to any disputes with respect to this Agreement or other matters, and Seller agrees that Escrow Agent shall not be disqualified or prevented from representing Purchaser by virtue of its capacity of Escrow Agent.

(f)The provisions of this Section 12.3 shall survive Closing.

12.4Entire Agreement.  This Agreement and the Exhibits hereto embody the entire agreement between the parties relative to the subject matter, and there are no oral or written

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agreements between the parties, nor any representations made by either party relative to the subject matter, which are not expressly set forth herein.

12.5Amendment.  This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

12.6Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

12.7Time of the Essence.  TIME IS OF THE ESSENCE OF THIS AGREEMENT.  However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday, or major holiday, then the time of such period shall be extended to the next day which is not a Saturday, Sunday, or major holiday.  For the purposes of this Section, “major holiday” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

12.8Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia and the laws of the United States pertaining to transactions in Georgia.

12.9Assignment; Successors and Assigns.  Purchaser may assign its rights under this Agreement only upon the following conditions: (i) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser, (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the assignee of Purchaser must assume all obligations of Purchaser hereunder, but Purchaser will remain primarily liable for the performance of Purchaser’s obligations, and (iv) a copy of the fully executed written assignment and assumption agreement will be delivered to Seller prior to Closing.  All other assignments of this Agreement shall require Seller’s prior written approval, given or withheld in its sole discretion.  This Agreement shall bind and inure to the benefit of Seller, Purchaser, and their respective heirs, executors, administrators, personal legal representatives, successors, and assigns.  Purchaser may assign Purchaser’s rights under this Agreement.

12.10Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

12.11Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein or with respect to any matter regarding the Property, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as herein provided, reasonable attorneys’, paralegals’, or expert witnesses’ fees and costs incurred in such suit at trial or on appeal or in connection with any bankruptcy or similar proceedings.

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12.12Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

12.13Incorporation.  All Exhibits attached to this Agreement are incorporated in and made a part of this Agreement.

12.14Non-Merger.  In addition to the specific language of non-merger found in certain Sections of this Agreement, any provision hereof which by its terms would be performed after Closing shall survive the Closing and shall not merge in the Closing or in the Assignment and Assumption of Lease or the Assignment and Assumption of [****] Documents, except as specifically provided to the contrary herein.

12.15Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS AGREEMENT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED AND EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF DEALING, COURSE OF CONDUCT, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.

12.16Recording of this Agreement.  Purchaser shall not record this Agreement or a memorandum of this Agreement in the public records of the County in which the Property is located or in any other office or place of recording without the prior written consent of Seller, given or withheld in its sole discretion.

12.17Judicial Interpretation.  Should any of the provisions of this Agreement require judicial interpretation, the court interpreting or construing the same shall not apply the presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that the agents of all parties have participated in the preparation thereof.

12.18No Assumption of Seller’s Liability.  Purchaser is acquiring only the Property from Seller.  Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation, or expense of Seller or relating to the Property in any way except only to the extent, if any, herein expressly and specifically provided.  Seller agrees to indemnify and defend Purchaser, and its successors and assigns, against all claims and losses of whatever source or nature asserted against or suffered by Purchaser relating to any and all past development, construction, leasing or sales activities conducted on or relating to the Property, or any of the obligations, claims, defaults, etc., set forth in the Lease or the [****] Documents that arise prior to Closing.

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12.19Confidentiality.  Except as permitted by this Agreement, neither Purchaser, Seller, nor any broker shall issue any press releases nor make any public statement, public announcement, or public disclosure of any kind concerning the subject matter hereof or the status of negotiations conducted hereunder except as may be jointly agreed to by Seller and Purchaser or as either of them may consider necessary in order to satisfy the requirements of applicable law.  The foregoing restrictions shall apply both before and after the Closing.  This Section shall survive Closing.

12.20Landlord Warranties For Work Performed Under Leases.  To the extent any of the Leases require the landlord under such Leases to warrant any work performed by Landlord or its contractor within the leased premises or otherwise on the Premises or the improvements located thereon (such work is hereinafter referred to as the “Warranty Work”), Seller shall assign to Purchaser all warranties of suppliers and contractors with respect to such leased space, and if consent to such assignment is required, Seller shall use commercially reasonable efforts to obtain such consent and, if not able to obtain such consent, shall cooperate with Purchaser after the Closing until the end of such warranty period to enforce any such warranty.  This Section 12.20 shall survive Closing.

12.21Section 1031 or 1033 Exchange.  Purchaser and Seller agree that, at either party’s election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 or 1033 of the Internal Revenue Code and the regulations and proposed regulations thereunder.  The party so electing shall be known as the “Electing Party,” and the other party shall be known as the “Non-Electing Party.”  The parties agree that if either party wishes to make such election, it must do so on or prior to the Closing Date.  If the Electing Party so elects, the Non-Electing Party shall cooperate with the Electing Party and execute documentation that may be reasonably requested in connection with any exchange; it being understood, however, that the Non-Electing Party shall not be required to take title to any other property as part of the Section 1031 or 1033 exchange.  The Electing Party shall in all events be responsible for all costs and expenses related to the Section 1031 or 1033 exchange and shall indemnify, defend and hold harmless the Non-Electing Party from and against any and all liability, claims, damages and expenses (including reasonable attorneys’ fees and costs but excluding any attorneys’ fees and expenses incurred by the Non-Electing Party in connection with its review of the documents reasonably necessary to effect the Electing Party’s exchange) actually incurred by the Non-Electing Party and arising out of such Section 1031 or 1033 exchange.  The foregoing indemnity shall survive any termination of this Agreement.

12.22Exclusivity. Seller covenants and agrees to refrain, during the term of this Agreement, from making, encouraging or soliciting or otherwise pursuing any other agreement regarding the sale of the Property or any portion thereof or any interest therein, and will deal exclusively with Buyer in good faith toward the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

12.23Additional Definitions.  The term “Section” shall mean any section, sub-section, paragraph, or sub-paragraph set forth in this Agreement, as applicable.  The term “Exhibits” shall mean and refer to the following exhibits:

Exhibit ALegal Description of the Land

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Exhibit BPersonal Property

Exhibit CInitial Rent Roll

Exhibit DService Contracts

Exhibit EDue Diligence Materials

Exhibit FAssignment of Lease

Exhibit GBill of Sale

Exhibit HGeneral Assignment

Exhibit IAssignment and Assumption of Service Contracts

Exhibit JAssignment and Assumption of Leases

Exhibit KAssignment and Assumption of [****]

Documents

Schedule 1.1(g)[****]

Schedule 6.2(c)Claims

Schedule 6.2(f)Lease Defaults

Schedule 6.2(h)Purchase Rights

Schedule 6.2(n)Construction Defect Schedule

[signature pages follow]

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IN WITNESS WHEREOF, Seller, Purchaser, and Escrow Agent have executed and delivered this Purchase and Sale Agreement effective as of the Effective Date.

SELLER:

[****]

[signatures continue on following pages]

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PURCHASER:

CTO REALTY GROWTH, INC., a Maryland corporation

By: /s/ Steven R. Greathouse

Name: Steven R. Greathouse

Title: Senior Vice President-Chief Investment

Officer

[signatures continue on following pages]

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ESCROW AGENT:

[****]

[end of signature pages]

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EXHIBIT A

Legal Description of the Land

EXHIBIT B

Personal Property

EXHIBIT C

Initial Rent Roll

EXHIBIT D

Service Contracts

EXHIBIT E

Due Diligence Materials

EXHIBIT F

Form of Memorandum of Assignment of Lease

EXHIBIT G

Form of Bill of Sale

EXHIBIT H

Form of General Assignment

EXHIBIT I

Form of Assignment and Assumption of Service Contracts

EXHIBIT J

Form of Assignment and Assumption of Leases

EXHIBIT K

Form of Assignment and Assumption of [****] Documents

SCHEDULE 1.1(E)

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[****]

SCHEDULE 1.1(G)

[****]

SCHEDULE 6.2(C)

CLAIMS

SCHEDULE 6.2(F)

LEASE DEFAULTS AND UNPAID AMOUNTS

SCHEDULE 6.2(H)

PURCHASE RIGHTS

SCHEDULE 6.2(N)

CONSTRUCTION DEFECT DISPUTES

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